EXHIBIT 10.69
KEY TERMS OF COMPENSATION ARRANGEMENT

NAME:	Lisa M. Harper

TITLE:	Chief Creative Officer

BASE SALARY:	$645,000

BONUS PLAN:	Target payout at 100% of base salary.

HEALTH BENEFITS:	Medical, dental and vision insurance.

401K:	4% match, eligible after 6 months.

MANAGEMENT CHANGE OF CONTROL PLAN:	If involuntary termination, but not for
death, disability or cause, at any time
within 18 months following the change of
control, eligible to receive a payment equal
to three times annual salary and a
pro-rated bonus, in a single lump sum
payment, less applicable taxes, and benefits
coverage for 18 months.

MANAGEMENT SEVERANCE PLAN:	Eligible to receive a lump sum severance payment equal to 50% of gross base salary if involuntarily terminated other than for death, disability or cause.